Exhibit 10.2

CVS HEALTH CORPORATION
PERFORMANCE STOCK UNIT AGREEMENT
GRANT DATE: %%OPTION_DATE,'Month DD, YYYY'%-%

1.GRANT OF AWARD. Pursuant and subject to the provisions of the 2017 Incentive Compensation Plan of CVS Health Corporation (the “Plan”), on the date set forth above (the “Grant Date”), CVS Health Corporation (the “Company”) has granted and hereby evidences by the Performance Stock Units (the “PSUs”) awarded herein, to the person named below (the “Participant”), subject to the terms and conditions set forth and incorporated in this PSU agreement (the “Agreement”), the right to a future payment of shares of common stock ($0.01 par value) of the Company (the “Shares”), subject to required tax withholding. The actual number of Shares (if any) that the Participant receives shall be subject to the terms and conditions of the Plan and the Agreement, including, without limitation, the Company’s achievement of the performance goals set forth in Appendix A and as determined under Section 14 of the Agreement. The fair market value of the Shares on any date is the closing price of the Company’s common stock on such date (the “FMV”). The Plan is hereby made a part hereof and the Participant agrees to be bound by all the provisions of the Plan. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the Plan. On the Grant Date specified above, the fair value, as determined utilizing the methodology approved by the Management Planning and Development Committee of the Board of Directors (the “Committee”) or its delegate, of each PSU is as stated below.

Participant:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Employee ID:	%%EMPLOYEE_IDENTIFIER%-%
Target Number of PSUs (#):	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Grant Date Fair Value:	%%MARKET_VALUE%-%

2.VOTING RIGHTS. A PSU does not represent an equity interest in the Company and carries no voting rights. The Participant shall have no rights of a shareholder with respect to the PSUs and will have rights of a shareholder only with respect to the Shares that have been delivered to the Participant pursuant to the terms set forth herein.

3. DIVIDEND EQUIVALENT.
(a)To the extent dividends are paid on Shares while the PSUs remain outstanding and unvested, subject to Section 6(b), a cash or stock amount equivalent to the dividends paid (such cash or stock amount, a “Dividend Equivalent”) with respect to the number of Shares covered by the PSUs shall accrue. Any accrued Dividend Equivalent shall vest and be payable only upon vesting of the underlying PSUs. To the extent that the underlying PSUs do not vest hereunder, any related accrued Dividend Equivalents shall be forfeited.

(b)The Participant hereby agrees that the Company may withhold from the Dividend Equivalent(s), referred to in Section 3(a) above, amounts sufficient to satisfy the applicable tax withholding in respect of such Dividend Equivalent(s).

4.VESTING OF PSU AWARD AND HOLDING PERIOD. Subject to the terms and conditions of the Plan and the Agreement and subject to Participant’s continued employment, the PSUs shall vest and become non-forfeitable on April 1, 2028 or such other date as may be provided in Section 8 (the “Vest Date”), based on the level of achievement of the performance goals set forth in Appendix A (and as determined by reference to Appendices B and C), and shall be

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determined by multiplying the number of PSUs that are subject to the Agreement by the applicable performance adjustment shown in Appendix A for the attained level of the performance goals. The “Performance Period” shall be the three-year period commencing on January 1, 2025 and ending on December 31, 2027.

(a)The Participant shall be entitled to receive (and the Company shall deliver to the Participant) the Shares (if any), subject to any applicable withholdings, within thirty (30) days or as soon as administratively practicable thereafter following the Vest Date, unless delivery of the Shares has been deferred in accordance with Section 6 below (the date of such delivery of the Shares being hereafter referred to as the “Settlement Date”).

(b)Notwithstanding anything herein to the contrary, if the Participant is a Designated Officer as referenced in the Management Planning and Development Committee Charter or becomes a Designated Officer at any time during the Performance Period, the Participant agrees and covenants that as a condition to the receipt of the grant of PSUs and the payment of the PSUs hereunder, the Participant shall not sell or otherwise transfer any Shares issued and transferred to the Participant pursuant to the Agreement (including with respect to any Shares that are deferred under Section 6(a)) until the first anniversary of the Settlement Date or the first anniversary of the Participant’s date of separation from the Company, if earlier, (such period hereinafter referred to as the “Holding Period”), except that the Participant shall be permitted, prior to the end of the Holding Period, (a) to sell or transfer shares to pay applicable tax and social security withholdings, if any, with respect to such settlement (or, alternatively, if the Company withholds such Shares pursuant to Section 6 of the Agreement, the requirements in this Section 4(c) not to sell or otherwise transfer any Shares shall only apply to the number of such Shares delivered to the Participant (i.e., after such withholding of Shares)),(b) to sell or transfer shares upon a Change in Control, or (c) to transfer Shares to the Participant’s personal brokerage account. The Participant’s attempt to assign or transfer Shares subject to the Agreement, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect. The Company may, in its sole discretion, impose restrictions on the assignment or transfer of Shares consistent with the provisions hereof, including, without limitation, by or through the transfer agent for such Shares or by means of legending stock certificates or otherwise.

5.REQUIRED ACCEPTANCE OF AWARD. The Participant is required to accept the award in the manner required by the Company prior to the first anniversary of the Grant Date. The PSUs will not vest and shall be forfeited in full if the Company has not received the Participant’s acceptance of the terms and conditions set forth herein prior to the first anniversary of the Grant Date. Acceptance shall be submitted electronically as required by the Company.

6.DEFERRED STOCK COMPENSATION PLAN.
(a)In accordance with rules promulgated by the Committee, the Participant, to the extent eligible under the CVS Health Deferred Stock Compensation Plan, may elect to defer delivery of the Shares in settlement of PSUs covered by the Agreement. Any such deferred delivery date elected by the Participant shall become the Settlement Date for purposes of the Agreement.

(b)To the extent dividends are paid on such deferred Shares following the Vest Date and prior to the Settlement Date, the Participant shall be entitled to receive additional deferred Shares equal to: (x) the amount of the dividend per Share as declared by the Company’s Board of Directors multiplied by (y) the number of deferred Shares held by the Participant on the record date of such dividend, divided by (z) the FMV of a Share on such dividend payment date.
7.WITHOLDING FOR TAXES. On the Settlement Date the number of the Shares to be delivered by the Company to the Participant shall be reduced by the number of the Shares having a FMV at least equal to the dollar amount of Federal, state and local tax withholding required to be withheld by the Company with respect to related PSUs on such date.

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8.TERMINATION OF EMPLOYMENT.
(a)Except as provided in Section 8 (b) – (e) below, if, for any reason, the Participant’s employment with the Company and any subsidiary of the Company terminates, all the PSUs not then vested in accordance with Section 3 above shall be immediately forfeited.

(b)Qualified Retirement or Involuntary Termination with Severance. In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of a “Qualified Retirement” or an involuntary termination and the Participant receives severance pay following the Participant’s employment, the PSUs shall vest on a pro rata basis as of the Participant’s employment termination date and shall settle in accordance with the original schedule set forth in Section 3 of the Agreement as follows: the total number of PSUs to which the Participant shall be entitled shall be equal to the number of PSUs based upon actual performance as of the end of the Performance Period multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed as of the employment termination date since the later of (i) the beginning of the Performance Period or (ii) the Participant’s hire date and (B) the denominator shall be the number of months in the Performance Period. For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which the Participant has been employed. For example, if the time elapsed between the beginning of the Performance Period and the Qualified Retirement date is eight (8) months and five (5) days and the Participant has been employed for such entire period, the numerator in sub-section (A) above shall be nine (9). A “Qualified Retirement” shall mean a termination of employment on or after attainment of age fifty- five (55) with at least ten (10) years of continuous service or attainment of age sixty (60) with at least five (5) years of continuous service, provided that: (i) if the Participant terminates employment voluntarily, the Participant has provided the Company with at least ninety (90) days advance written notice, in accordance with the provisions of Section 8 below, of the Participant’s retirement date or such other term of advance written notice as is determined by the Chief People Officer of the Company; or (ii) if the Company terminates the Participant’s employment, such termination is without cause, as determined by the Company in its sole discretion (“Cause”). The pro-rated PSUs that vest upon a Qualified Retirement or an involuntary termination with severance shall settle on the Settlement Date that would have applied had the pro-rated PSUs vested under the original schedule set forth in Section 4 of the Agreement.

(c)Disability. In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such Plan, as defined by the Social Security Administration), the PSUs shall vest on a pro rata basis as of the employment termination date and shall settle within thirty (30) days of the employment termination date or as soon as administratively practicable thereafter in an amount equal to the following: the number of PSUs based upon target performance as of the end of the Performance Period multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed as of the employment termination date, which is the last date that the Participant is employed by the Company and any subsidiary of the Company, since the later of (i) the beginning of the Performance Period or (ii) the Participant’s hire date and (B) the denominator shall be the number of months in the Performance Period. For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which the Participant has been employed. For example, if the time elapsed between the beginning of the Performance Period and the employment termination date is eight (8) months and five (5) days and the Participant has been employed for such entire period, the numerator in sub- section (A) above shall be nine (9).
(d)Death. In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of the Participant’s death, the PSUs not then vested in accordance with Section 3 shall immediately vest as of the date of death based upon target performance and shall settle within thirty (30) days of death or as soon as administratively practicable thereafter.

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(e)Change in Control. In the event of a Change in Control, the applicable provisions of the Plan with respect to a Change in Control shall apply.

(f)Transfer of Employment. Transfer of the Participant’s employment between the Company and a subsidiary of the Company or between subsidiaries of the Company shall not be treated as a termination of employment.
(g)Taxes. Participant will be responsible for any applicable withholding or other taxes that become due as a result of PSUs that vest as of the employment termination date or thereafter.

9.NOTICE.
(a)A retirement notice required to be given hereunder to the Company under Section 8 (b) shall be in writing, shall include “Retirement Notice” in the subject line, and shall be provided (i) to the Participant’s leader and (ii) to equityadministration@cvshealth.com (if by electronic mail) or CVS Health Corporation, Attention: Executive Director, Executive Compensation, One CVS Drive, Woonsocket, RI 02895 (if by regular mail).

(b)Any notice required to be given hereunder to the Participant shall be addressed to the Participant at the address shown on the records of the Company.
(c)Either party may hereafter designate an alternate address in writing, which designation shall be sent to the addresses provided in this section.

10.RECOUPMENT OF PSU AWARD. The PSUs shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Participant to immediately repay to the Company the value of any pre-tax economic benefit that the Participant may derive from the grant of the PSUs hereunder. By accepting the grant of PSUs hereunder, the Participant acknowledges that the Company’s Recoupment Policy has been made available for the Participant’s reference. In addition to the Company’s Recoupment Policy, the PSUs may be subject to the terms of any Company clawback policy mandated by any regulatory authority, including the New York Stock Exchange.

11.RESTRICTIVE COVENANT AGREEMENT.
(a)The grant of PSUs pursuant to the Agreement is expressly subject to and contingent upon the requirement that the Participant shall have fully executed and delivered to the Company the applicable written agreement containing the restrictive covenants required by the Company in connection with the award hereunder (such restricted covenant agreement hereafter, the “RCA”).

If the Company intends to require the Participant to execute and deliver a new RCA in connection with the award hereunder, the Company shall provide the new RCA to the Participant and the Participant agrees to execute and deliver the new RCA by the deadline set forth by the Company. If the Participant is currently subject to an RCA and the Company does not require the Participant to execute and deliver a new RCA, then, by accepting the PSUs, pursuant to the Agreement, the Participant reaffirms the Participant’s intent to comply with all of the provisions in the Participant’s current RCA.
The Participant agrees that failure to execute and return the new RCA, if required, by the deadline set forth by the Company shall result in the immediate and irrevocable forfeiture of the PSUs granted hereunder and any right to receive Shares or any other payment with respect thereto.

(b)If the Participant violates any provision of the applicable RCA, as determined by the Company in its sole discretion (an “RCA Violation”), (i) the Participant shall immediately and irrevocably forfeit the PSUs, to the extent unvested, and shall have no right to any payment in connection with such forfeiture; and (ii) with respect to any PSUs that vested within the two (2) year period ending on the

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earlier of (A) the date, as determined in the sole discretion of the Company, of the Participant’s RCA Violation, or (B) the Participant’s termination of employment, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such PSUs under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate FMV of the Shares delivered with respect to the vested PSUs as of the date the PSUs became vested plus the value of any Shares provided pursuant to Section 6(b).
By accepting the grant of PSUs under the Agreement, the Participant acknowledges and agrees that the remedy described above does not constitute the exclusive remedy for the Participant’s violation of the RCA and, as the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation. The provisions in this section are essential economic conditions to the Company’s grant of PSUs to the Participant. By receiving the grant of PSUs hereunder, the Participant agrees that the Company and its subsidiaries and affiliates may make deductions from any amounts they may owe the Participant, individually or collectively, from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company or its subsidiaries or affiliates) to the extent of any amounts the Participant owes the Company under this section. The provisions of this section and any amounts repayable or reimbursable by the Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

12.SECTION 409A. The Company intends that the Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations hereunder (collectively, “Section 409A”), and that to the extent any provisions of the Agreement do not comply with Section 409A the Company will make such changes in order to comply with Section 409A to the extent it considers reasonable. In all events, the provisions of the Company’s 409A Universal Definitions Document are hereby incorporated by reference and, to the extent required to avoid a violation of Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh month immediately following the employment termination date, as of which date any such delayed payments shall be made in a lump sum. For purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to a “termination of employment” (and corollary terms) shall be construed to refer to a “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)). Notwithstanding the foregoing, the Company makes no representations as to the tax treatment or consequences of any payment made hereunder, and the Participant, by accepting the PSUs under the Agreement, acknowledges that the Participant shall be solely responsible for such tax treatment or consequences.

13.LAWS AND POLICES.
(a)By accepting the grant of PSUs under the Agreement, (i) the Participant acknowledges that a copy of the Plan has been made available by the Company for the Participant’s reference and agrees to be bound by the terms and conditions set forth in the Agreement and the Plan as in effect from time to time, (ii) the Participant further acknowledges that the Federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict the Participant’s right to trade Shares, including without limitation, sales of the Shares acquired in connection with PSUs, and (iii) the Participant agrees to comply with such Federal securities law requirements and Company policies, as such laws and policies may be amended from time to time.
(b)Neither the execution and delivery hereof nor the grant of PSUs evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Participant for any specific period.

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14.COMMITTEE AUTHORITY. The Committee shall have the authority, in its sole discretion, to make any interpretations, determinations, and/or take any administrative actions with respect to the Plan and the Agreement, including without limitation whether any post-termination payments to the Participant shall be deemed severance pay and/or whether a termination was with or without Cause. In the event of any inconsistency between the terms hereof and the provisions of the Plan, the Plan shall govern. Furthermore, the determination of the achievement of any performance goals under the Agreement, and the amounts and calculations used in making such determination, shall be in the Board of Directors’ or the Committee’s sole discretion and such determination shall be final, binding and conclusive for all purposes and upon all parties. The Committee (or, if applicable, the Chief Executive Officer of the Company) may, in its discretion, reduce or increase the amount of a settlement otherwise to be made in connection with the PSUs to the extent permissible under the Plan.

15.DETRIMENTAL CONDUCT
(a)The Participant agrees that the Award covered by the Agreement is subject to the Company’s Recoupment Policy and the other terms and conditions set forth in the Agreement. In addition to and without limiting the other terms and conditions of the Agreement, if prior to final settlement and release from the Holding Period the Committee determines that the Participant has engaged in Detrimental Conduct (as defined below), the Committee, in its sole discretion, will be entitled to recover from the Participant some or all of the Shares (and any related dividends) paid to the Participant pursuant to the Agreement. All such determinations by the Committee will be final and binding.

(b)The Participant agrees that during any period in which PSUs (and any related dividends) remain outstanding and payable pursuant to the Agreement, including the Holding Period, the Participant shall not engage in Detrimental Conduct. For purposes of the Agreement, “Detrimental Conduct” means any one of the following: (i) any conduct that would constitute Cause; (ii) the commission of a criminal act by the Participant, whether or not performed in the workplace, that subjects, or if generally known, would subject the Company or any of its subsidiaries to public ridicule or embarrassment; (iii) intentional misconduct or conduct not taken in good faith and causing significant reputational harm to the Company or any of its subsidiaries; (iv) intentional violation, or negligent disregard, of the Company’s or any of its subsidiaries’ policies, rules and procedures, speciﬁcally including, but not limited to, any of the Participant’s obligations under the Company’s Code of Conduct and workplace policies; or (v) any violation of the Participant’s RCA.

(c)Payment of PSUs (and any related dividends) on the Settlement Date is speciﬁcally conditioned on the requirement that at all times prior to such Settlement Date, the Participant does not engage or has not engaged in Detrimental Conduct. In addition, releasing Shares to the Participant that would be delivered after the Holding Period is also specifically conditioned on the requirement that at all times prior to such release, the Participant does not engage or has not engaged in Detrimental Conduct. If the Committee determines in its reasonable business judgment that the Participant has failed to satisfy such requirements, then all or a portion of the PSUs (and any related dividends) and/or any Shares subject to the Holding Period that would be delivered in settlement thereof, which amount or portion shall be determined by the Committee in its sole discretion, shall be canceled and forfeited as of the date of such determination. All such determinations by the Committee will be final and binding.

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16.GOVERNING LAW. The Agreement and the PSUs evidenced hereby shall be governed by the laws of Delaware, without giving effect to principles of conflict of laws.

17.ACKNOWLEDGEMENT. The Agreement shall be effective only upon the Participant’s formal acceptance of the terms and conditions set forth above as required by the Company.

By:	/s/ Heidi Capozzi
Executive Vice President, Chief People Officer
CVS Health Corporation

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